EXHIBIT 5
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133
T: (858) 677-1400
F: (858)-677-1401
www.dlapiper.com
May 31, 2011
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Ladies and Gentlemen:
As legal counsel for QUALCOMM Incorporated, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 11,493,717 shares of the Common Stock, $0.0001 par value (the “Registration Statement”), of the Company which may be issued in connection with the Atheros Communications, Inc. 2004 Stock Incentive Plan, as amended, Atheros Communications, Inc. 2009 Inducement Grant Incentive Plan, the Atheros Communications, Inc. 1998 Stock Incentive Plan, as amended, the Third Amended and Restated Intellon Corporation 2000 Employee Incentive Plan and the Intellon Corporation 2007 Equity Incentive Plan and assumed by QUALCOMM Incorporated (collectively, the “Plans”).
We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.
Based on such examination, we are of the opinion that the 11,493,717 shares of Common Stock which may be issued in connection with the Plans are duly authorized shares of the Company’s Common Stock, and, when issued against receipt of the consideration therefore in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.
Respectfully submitted,
/s/ DLA Piper LLP (US)
DLA PIPER LLP (US)